Exhibit 99.1

Metabolix Announces Third Quarter 2014 Financial Results

CAMBRIDGE, Mass. — Nov. 5, 2014 — Metabolix, Inc. (NASDAQ: MBLX), an advanced biomaterials company focused on sustainable solutions for the plastics industry, today reported financial results for the three months ended September 30, 2014.

“During the third quarter, we began implementing a strategic plan to reshape Metabolix into a more focused specialty biopolymers company with a significantly reduced cash burn rate,” said Joseph Shaulson, president and CEO of Metabolix. “We are managing our financial profile, while we work to build market demand for our PHA performance additive products. We also are on track to have manufacturing up and running in late 2015 to support an intermediate-scale biopolymers business that will serve as the foundation for our longer-range plans and the future growth of our business.

“In the third quarter, we closed on a $25 million private placement of equity financing, achieving an important step toward our previously disclosed goal of raising $50 million to $60 million,” Shaulson continued. “We have also taken steps to align the scope of our operations with our business focus, which has resulted in the sale of our German operations, the restructuring of our U.S. organization and a plan to spin out our crops program. These actions simplify our business structure and, once completed, should allow us to reduce our annualized operational cash usage rate to approximately $15 million by the end of 2015, as compared to approximately $26 million in cash usage on a comparable basis in 2013. These measures also will allow us to focus Company resources on successfully building our core biopolymers business based on PHA performance additives.

“Operationally, we are making good progress on the commercial front to move customers through the development and qualification process and convert them to commercial status,” Shaulson continued. “Over the past several months, we have been working closely with potential customers in the areas of PVC and PLA additives, barrier coatings for paper and micropowders.  We expect initial customer projects in both the PVC and PLA application spaces to convert to commercial sales in the first quarter of 2015, underscoring the value proposition of our innovative PHA additives.

“Also during the quarter, we began a preliminary engineering study and detailed implementation planning for the retrofit of an existing contract manufacturing facility we have targeted for intermediate scale commercial PHA production. This study remains on track and we plan to progress to a detailed budget, definitive schedule and commercial contract for PHA manufacturing later this year, for the  startup of production at the facility in late 2015,” Shaulson said.

THIRD QUARTER 2014 FINANCIAL OVERVIEW

Metabolix manages its finances with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives and to maximize value from its technology and product portfolio. The Company ended the third quarter of 2014 with $25.5 million in unrestricted cash and cash equivalents. The Company’s net cash used in operating activities for continuing operations during the third quarter of 2014 was $4.7 million, compared with $5.1 million in the third quarter of 2013.

On August 22, 2014, the Company completed a private placement financing of equity securities with gross proceeds of $25 million.  Even with this financing, and with the Company’s anticipated reduced cash usage in 2015 as a result of the discontinuation of its German operations, restructuring of its U.S. organization and other cost-containment measures, Metabolix will require significant additional funding during 2015 to continue to fund its operations and to support its capital needs. The timing, structure and vehicles for obtaining future financing are under consideration by the Company and it may be accomplished in stages. The Company’s goal is to use future financings to continue building an intermediate scale specialty biopolymers business based on PHA additives that will serve as the foundation for its longer range plans and future growth of its business, but there can be no assurance that financing efforts will be successful.

Discontinued operations are presented in the statement of operations as a consolidated line item below net loss from continuing operations.

Continuing Operations:

For the third quarter of 2014, the Company reported a net loss from continuing operations of $6.7 million, or $0.12 per share, compared with a net loss from continuing operations of $6.5 million, or $0.19 per share, for the third quarter of 2013.  As a result of the Company’s private placement in August 2014, an additional 50 million shares of common stock were issued and therefore are included in the weighted average share and loss per share calculations for the third quarter and the first nine months of 2014.

Total revenue from continuing operations in the third quarter of 2014 was $0.6 million, consistent with $0.6 million for the third quarter of 2013. Third quarter 2014 revenue consisted primarily of revenue from product sales and government grants. The Company recognized $0.1 million in product revenue during the quarter, primarily from product shipments made during the second quarter of 2014, compared with $39,000 in product revenue recognized during the third quarter of 2013. Cost of product revenue was $0.8 million during the quarter ended September 30, 2014, compared with $0.1 million for the comparable period in 2013.  The increase in cost of product revenue is due primarily to an inventory impairment charge of $0.7 million in the third quarter of 2014.

Research and development expenses for continuing operations were $4.1 million for the third quarter of 2014, compared with $4.5 million for the same period in 2013. Selling, general and administrative expenses were $2.5 million for both the third quarters of 2014 and 2013.

For the nine months ended September 30, 2014, the Company reported a net loss from continuing operations of $21.0 million, or $0.50 per share, compared with a net loss from continuing operations of $20.4 million, or $0.60 per share, for the nine months ended September 30, 2013.

Total revenue from continuing operations during the first nine months of 2014 was $1.9 million, compared with $3.7 million for the comparable period in 2013. Revenue in the 2013 period was higher as compared to 2014 primarily due to higher grant revenue, non-recurring contract research revenue and raw material inventory liquidation. Cost of product revenue from continuing operations was $1.4 million during the nine months ended September 30, 2014, compared with $1.5 million for the comparable period in 2013.  Cost of product revenue for the first nine months of 2014 included inventory impairment charges of $0.9 million compared to $0.2 million for the comparable period of 2013.

Research and development expenses for continuing operations were $13.3 million during the first nine months of 2014, compared with $14.2 million for the same period in 2013. Selling, general and administrative expenses were $8.3 million for the nine-month period ended September 30, 2014 compared with $8.4 million for the first nine months of 2013.

The Company’s net cash used by continuing operations for operating activities during the first nine months of 2014 was $18.2 million, which represents a modest decrease from $18.6 million for the comparable period in 2013.

Discontinued Operations:

On September 30, 2014, in connection with the continuing shift in the Company’s focus to commercializing performance additive solutions based on PHA biopolymers, the Company’s Board of Directors approved a plan to discontinue the operations of its wholly-owned German subsidiary, Metabolix GmbH. The Company recorded a loss from discontinued operations of $1.2 million for the third quarter of 2014 and $2.3 million for first nine months of 2014. At September 30, 2014 and December 31, 2013, certain assets of Metabolix GmbH are classified on its condensed consolidated balance sheet as held for sale.  The sale of assets was completed in October 2014.  The net cash used by discontinued operations during the first nine months of 2014 was $0.5 million. The cash usage is lower than the loss from discontinued operations of $2.3 million due to non-cash adjustments for inventory impairment of $0.9 million and an additional $0.9 million reduction of inventory.

Restructuring:

In October 2014, the Company implemented a restructuring of its organization to reflect its more narrow strategic focus on PHA biopolymers as performance additives and to modify staffing to a level necessary to support successful implementation of its current business strategy.  The scope of the restructuring also reflects the Company’s decision to suspend work on its chemicals program. The Company expects to record restructuring charges of approximately $0.7 million during its fourth fiscal quarter of 2014 related to post-employment benefits associated with these actions.

Conference Call Information

Metabolix management will host a conference call today at 4:30 p.m. ET to discuss the results of the third quarter. The Company also will provide an update on the business and answer questions from the investment community. A live webcast of the call with slides can be accessed through the Company’s website at http://www.metabolix.com in the investor relations section. To participate in the call, dial toll-free 877-709-8155 or 201-689-8881 (international).

To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13592722. The replay will be available beginning at 7:30 p.m. ET on Wednesday, November 5, 2014 and will last through 11:59 p.m. (ET) on Wednesday, November 19, 2014. In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Metabolix, Inc. is an innovation-driven specialty materials company focused delivering high-performance biopolymer solutions to customers in the plastics industry. Metabolix’s Mirel® biopolymer resins, which are derived from renewable resources, are a family of biobased performance additives based on PHA (polyhodroxyalkanoates). Metabolix’s proprietary biotechnology platform enables the creation of specialty biopolymers for use in a broad range of applications such as construction and packaging materials, as well as industrial, consumer and personal care products.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, statements regarding the Company’s business plans and strategies; expectations for establishing commercial PHA biopolymer manufacturing; expected market demand and commercialization plans for the Company’s PHA biopolymer products; expected future financial results, operational cash usage rates, and cash requirements; plans for obtaining additional funding; plans and expectations that depend on the Company’s ability to continue as a going concern; and expectations for future research, product development and collaborations constitute forward-looking statements.  Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2013 filed on March 28, 2014.

Metabolix Inquiries:

Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com

(FINANCIAL TABLES FOLLOW)

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue:
Product revenue	$115	$39	$428	$1,120
Grant revenue	390	563	1,301	1,871
Research and development revenue	—	—	—	618
License fee and royalty revenue	127	27	215	139
Total revenue	632	629	1,944	3,748

Costs and expenses:
Cost of product revenue	786	130	1,372	1,521
Research and development expenses	4,088	4,515	13,280	14,199
Selling, general, and administrative expenses	2,472	2,473	8,269	8,384
Total costs and expenses	7,346	7,118	22,921	24,104
Loss from continuing operations	(6,714)	(6,489)	(20,977)	(20,356)

Other income (expense):
Interest income, net	4	4	6	17
Other income (expense), net	2	(13)	10	(13)
Total other income (expense), net	6	(9)	16	4
Net loss from continuing operations	(6,708)	(6,498)	(20,961)	(20,352)

Discontinued operations
Loss from discontinued operations	(294)	(753)	(1,430)	(1,527)
Loss from write down of assets held for sale	(891)	—	(891)	—
Total loss from discontinued operations	(1,185)	(753)	(2,321)	(1,527)

Net Loss	$(7,893)	$(7,251)	$(23,282)	$(21,879)

Basic and diluted net loss per share:
Net loss from continuing operations	$(0.12)	$(0.19)	$(0.50)	$(0.60)
Net loss from discontinued operations	(0.02)	(0.02)	(0.05)	(0.04)
Net loss per share	$(0.14)	$(0.21)	$(0.55)	$(0.64)

Number of shares used in per share calculations:
Basic & Diluted	56,288,099	34,516,051	42,106,699	34,435,129

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	September 30,	December 31,
	2014	2013
Assets
Cash, cash equivalents	$25,486	$7,698
Short-term investments	—	11,511
Inventory	844	1,921
Other current assets	940	1,948
Assets of disposal group classified as held for sale	292	2,153
Restricted cash	619	619
Property and equipment, net	516	793
Other assets	95	95
Total assets	$28,792	$26,738

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$3,942	$5,471
Short-term deferred revenue	305	669
Current portion of deferred rent	—	55
Other long-term liabilities	150	145
Total liabilities	4,397	6,340

Commitments and contingencies

Stockholders’ Equity:
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized at September 30, 2014 and December 31, 2013; 50,000 and 0 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1	—
Common stock ($0.01 par value per share); 100,000,000 shares authorized at September 30, 2014 and December 31, 2013, 85,094,640 and 34,581,449 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	851	346
Additional paid-in-capital	319,575	292,661
Accumulated other comprehensive loss	(212)	(71)
Accumulated deficit	(295,820)	(272,538)
Total stockholders’ equity	24,395	20,398
Total liabilities and stockholders’ equity	$28,792	$26,738

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

UNAUDITED

(in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net loss	$(23,282)	$(21,879)
Less:
Loss from discontinued operations	(2,321)	(1,527)
Loss from continuing operations	(20,961)	(20,352)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	430	737
Charge for 401(k) company common stock match	332	356
Stock-based compensation	1,912	2,441
Inventory impairment	886	245
Changes in operating assets and liabilities:
Inventory	191	(377)
Accounts payable and accrued expenses	(1,566)	(1,171)
Other operating assets and liabilities	1,008	369
Deferred rent and other long-term liabilities	(50)	(254)
Deferred revenue	(364)	(617)
Net cash used by continuing operations for operating activities	(18,182)	(18,623)
Net cash used by discontinued operations for operating activities	(460)	(1,591)
Net cash used in operating activities	(18,642)	(20,214)
Cash flows from investing activities
Purchase of property and equipment	(153)	(281)
Change in restricted cash		(25)
Purchase of short-term investments	(1,508)	(15,621)
Proceeds from the sale and maturity of short-term investments	13,019	30,447
Net cash provided by investing activities	11,358	14,520

Cash flows from financing activities
Proceeds from options exercised	300	14
Proceeds from private placement offering, net of issuance costs	24,913	—
Net cash provided by financing activities	25,213	14

Effect of exchange rate changes on cash and cash equivalents	(141)	(20)

Net increase in cash and cash equivalents	17,788	(5,700)
Cash and cash equivalents at beginning of period	7,698	14,572
Cash and cash equivalents at end of period	$25,486	$8,872